  Exhibit 99.5

TPT Global Tech’s Subsidiary, TPT MedTech, Intends to Launch VIP Concierge Service: “QuikLAB” & “QuikPASS” Testing, Monitoring, Vaccination App

SAN DIEGO, CA / ACCESSWIRE / February 19, 2021 / TPT Global Tech Inc. (OTCQB:TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology, media content for domestic and international syndication, as well as technology solutions. The company offers carrier-grade performance and support for consumers and businesses over its private fiber and wireless network throughout the United States. Today the company's subsidiary TPT MedTech is announcing the launch of its VIP Concierge Service with its "QuikLAB" and "QuikPASS" App free to the US and International consumer markets. VIP Services are intended to be available next month in March of 2021.

The VIP Concierge Service will allow individuals to download their VIP QuikPASS App and select a qualified nurse who will travel to the "QuikLAB" subscriber's home or place of work, while allowing that individual to track that nurse's travels and arrival time via the "QuikPASS" map, similar to Uber or Lyft. The company believes this will be an ideal solution for those who do not wish to or who cannot wait in long lines to get COVID-19 tested or vaccinated. Independent nurses around the country and internationally can sign up to work for TPT MedTech VIP "QuikPASS" "QuikLAB" services, which will create jobs in the United States and participating countries.

As an innovative technology company, TPT recognizes that addressing the COVID-19 pandemic would require a combination of technology and medical solutions. The company immediately pivoted into the medical sector, launching its TPT MedTech division. TPT MedTech's core product lines include its "QuikLAB," "QuikPASS" and "SaniQUIK" solutions. Together, they provide "end-to-end," turnkey and streamlined COVID-19 testing and verifying technology platforms with:

1.
Scalable, mobile, on-site medical grade labs that come to offices, venues, etc. to conduct testing

2.
A fully online, private and secure HIPAA Compliant App to share when a customer needs to provide proof that they've tested negative/positive and/or if they've been vaccinated

3.
Mobile sanitizing cabins (organic/safe, takes 240 people/hour with a 1 second thermal scan) to ensure that an individual is not carrying the virus on the exterior of their clothing

The company's belief is that countries need to do more testing. However, once that testing is complete there remains a need for a centralized platform to securely display testing information so that all citizens can prove their testing results, in real time, to any establishment requiring it for entry. The "QuikPass" Check and Verify and Vaccination monitoring platform was developed to validate that information in real time, giving all Federal and State Government agencies, transportation companies, schools, airlines, hospitals, sports venues, restaurants, hotels and nightclubs the ability to check and verify if an individual has been tested or vaccinated for COVID-19 . The company also believes it is essential to note that its "QuikPASS" Check and Verify system will be distributed for free in the United States.

1.
QuikLAB

1.
On-site testing services at hospitals, businesses and communities done outside of buildings, 24/7, eliminating logistic challenges of conventional off-site testing

2.
Offers high-quality, cost-efficient and climate controlled turnkey testing lab which includes a platform for appointment scheduling, test results and vaccination entry

2.
QuikPASS

1.
Tech collects COVID-19 test data and vaccination records and allows individuals to consent to have that information used to validate COVID status without revealing underlying personal health information

2.
Delivers a simple green or red notification as to whether the individual meets current entry criteria, but the underlying health information stays in the individual's control for HIPPA Complaints

3.
SaniQUICK

1.
15 second pass-through Sanitizing Units for hospitals, long-term care facilities, manufacturing, hospitality, sporting venues, airports, business and government buildings

2.
240 people/hour, 1 second thermal scan

The company currently has three national partnerships with Events.com for concerts and corporate events, and Walmart to place its "QuikLABs" in Walmart parking lots across the United States. Its other strategic partnership is with Thomas Scientific for high thru-put PCR testing across the US in its mobile "QuikLABS." To date, the company has three working QuikLAB locations, two in Walmart stores in Miami and one "QuikLAB" at the Dadeland Mall, also in Miami. The company is also onboarding Co-labs or Pharmacies onto it's "QuikLAB" and "QuikPASS" Platform, starting in the East Coast and working West. In the travel sector, the company is onboarding testing sites at two international airports in Jamaica, Montego Bay and Kingston.

"We are confident our technology platforms will prove to be a great weapon and asset in the fight against COVID-19 and beyond in the United States and internationally. TPT is committed to delivering innovative healthcare solutions in the fight against COVID-19 now and for the health challenges we will face in the future," said CEO Stephen J. Thomas III.

About TPT Global Tech`

TPT Global Tech Inc. (OTCQB:TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication, as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS) and cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for prepaid cellphone services, mobile phones, cellphone accessories and global roaming cellphones.

Contact:
Shep Doniger
561-637-5750
sdoniger@bdcginc.com

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

SOURCE: TPT Global Tech, Inc.